NEWS

Box 858 Valley Forge Pennsylvania 19482 (610-337-1000)

Contact:	610-337-1000	For Immediate Release:
	Hugh J. Gallagher, ext. 3388 Robert W. Krick, ext. 3645	March 6, 2008

UGI Subsidiary to Acquire PPL Gas Utilities from PPL Corporation

VALLEY FORGE, Pa., March 6 — UGI Corporation (NYSE: UGI) announced that its subsidiary, UGI Utilities, Inc., has signed a definitive agreement to acquire the stock of PPL Gas Utilities Corporation (PPL Gas), the natural gas utility and retail propane distributor of PPL Corporation (NYSE: PPL), for approximately $268 million plus working capital. PPL Gas will add approximately 76,000 customers to UGI’s current utility operations in Pennsylvania. PPL Gas serves natural gas to customers in 35 counties in eastern and central Pennsylvania and one county in Maryland. Through its wholly-owned subsidiary, Penn Fuel Propane, LLC (Penn Fuel), PPL Gas sells approximately 15 million gallons of propane annually to 33,000 customers in eastern Pennsylvania.

Lon R. Greenberg, chairman of UGI Corporation said, “We are excited about the opportunity to add to our natural gas and propane distribution businesses in Pennsylvania. This transaction reinforces our long-standing commitment to the Commonwealth of Pennsylvania where we are headquartered. UGI Utilities has been recognized by J.D. Power and Associates for its ability to deliver superior customer service to its customers and we look forward to extending our award-winning service levels to the customers of PPL Gas.”

“We are particularly pleased to have the opportunity to complete a transaction which is not only beneficial to customers and the communities served, but also to our shareholders. We expect the financial results of PPL Gas to be accretive to earnings in the first full year of our ownership,” continued Greenberg. UGI expects to fund the purchase and related costs with a combination of balance sheet cash and long term debt issued by UGI Utilities. Upon completion of the acquisition, UGI Utilities intends to sell the assets of Penn Fuel to AmeriGas Partners, L. P. (NYSE:APU).

David W. Trego, president and chief executive officer of UGI Utilities, said, “We believe the PPL Gas service area is an excellent complement to our existing businesses. As we demonstrated with our 2006 acquisition of Penn Natural Gas, we will work diligently to ensure a smooth transition for both customers and employees.  I also would like to take this opportunity to extend a warm welcome from the UGI family to the PPL Gas and Penn Fuel employees.”

-MORE-

The transaction is subject to customary conditions, including Pennsylvania regulatory approvals and anti-trust clearance, and is expected to close by September 30, 2008, UGI’s fiscal 2008 fourth quarter.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L.P. (NYSE: APU), the nation’s largest retail propane marketer and owns Antargaz, one of the largest LPG distributors in France.

UGI Utilities, Inc. is a wholly-owned subsidiary of UGI Corporation. UGI Utilities serves natural gas to approximately 478,000 customers in 28 Pennsylvania counties, including the cities of Allentown, Bethlehem, Easton, Harrisburg, Lancaster, Lebanon, Reading, Scranton, Wilkes-Barre and Williamsport. UGI Utilities delivers electricity to approximately 62,000 customers in two northeastern Pennsylvania counties near Wilkes-Barre.

UGI Utilities has a long tradition of providing high quality natural gas service to customers in central and eastern Pennsylvania. For the past five consecutive years, UGI Utilities was ranked highest in customer satisfaction among gas utilities in the eastern United States according to J.D. Power and Associates. In addition, UGI Utilities’ commitment to the community has also been recognized by local United Way chapters and through the prestigious Points of Light Foundation Award for Excellence in Corporate Community Service.

UGI Corporation (NYSE:UGI) will hold a live Internet Audio Webcast of its conference call to discuss the acquisition at 4:00 PM ET on Thursday, March 6, 2008.

Interested parties who wish to listen to the audio webcast both live and in replay on the Internet may do so at www.shareholder.com/ugi/medialist.cfm or at the company website www.ugicorp.com and click on Investor Relations.

A telephonic replay will be available from 7:00 PM ET on March 6, 2008 through midnight, March 9, 2008. The replay may be accessed at 888-203-1112, passcode 1565045, International 719-457-0820, passcode 1565045.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures due to high energy prices, domestic and international political, regulatory and economic conditions, including foreign currency exchange rate fluctuations, particularly the euro. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-03 ### 3/6/08